Exhibit 99.1

Contact: Max Shevitz	FOR IMMEDIATE RELEASE

President

Tel: 703/925-5590

Email: max_shevitz@learningtree.com

LEARNING TREE INTERNATIONAL ANNOUNCES SECOND QUARTER FY 2014 RESULTS

RESTON, Va., May 8, 2014 – Learning Tree International (NASDAQ: LTRE) announced today its revenues and results of operations for its second quarter of fiscal year 2014, which ended March 28, 2014.

In its second quarter of fiscal year 2014, Learning Tree reported revenues of $25.0 million, loss from operations of $4.3 million, and net loss of $4.6 million or ($0.35) per share. These results compare with revenues of $26.9 million, loss from operations of $3.8 million and net loss of $4.0 million, or ($0.30) per share in its second quarter of fiscal year 2013.

“The harsh winter weather we experienced in North America during our second quarter of fiscal year 2014 adversely impacted our results of operations,” said Learning Tree President, Max Shevitz. ”The scope of the impact, however, was less than it might have been, because many of the affected course participants were able to change their plans from attending their courses at our education centers to attending from their homes or offices by using AnyWareTM, our proprietary web-based attendance platform.”

Webcast

An investor conference call to discuss second quarter fiscal year 2014 results is scheduled for 4:30 p.m. (ET) May 8, 2014. Interested parties may access the conference call via live webcast at: www.learningtree.com/investor. The webcast will also be available for replay at: www.learningtree.com/investor.

About Learning Tree International

Established in 1974, Learning Tree International is a global provider of hands-on IT and management training. Learning Tree develops, markets, and delivers a broad, proprietary library of instructor-led courses focused on: web development, IT security, project management, operating systems, databases, networking, software development, leadership, and management and business skills. Participants can attend our courses at Learning Tree Education Centers around the world, on-site at client facilities, or over the Internet utilizing Learning Tree AnyWare™ from their home, their office, or at one of our AnyWare Learning Centers™. For more information about Learning Tree products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Cautionary Statement Regarding Forward Looking Statements

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree's actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree's business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree's Annual Report on Form 10-K for fiscal year 2013 (“Item 1A”). Please read Item 1A carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree's courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree's courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; reliance on key vendors for technical services and support; attracting and retaining qualified personnel; and continued uncertainty over the U. S. Government’s ability to resolve its budgetary issues and avoid further disruptions such as government shutdowns and debt ceiling limits.

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Release Summary: Learning Tree International announced today its revenues and results of operations for its second quarter of fiscal year 2014, which ended March 28, 2014.

1-888-THE-TREE (843-8733) | www.learningtree.com

Table 1

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 28,	March 29,	March 28,	March 29,
	2014	2013	2014	2013

Revenues	$25,004	$26,933	$57,026	$60,223
Cost of revenues	15,711	14,859	33,059	31,280
Gross profit	9,293	12,074	23,967	28,943

Operating expenses:
Course development	1,839	1,930	3,776	4,031
Sales and marketing	6,195	7,312	12,351	15,117
General and administrative	5,571	6,667	11,204	14,994
Total operating expenses	13,605	15,909	27,331	34,142

Loss from operations	(4,312)	(3,835)	(3,364)	(5,199)

Other income (expense), net	(47)	206	(83)	187

Loss before income taxes	(4,359)	(3,629)	(3,447)	(5,012)
Provision for income tax	244	386	427	419

Net loss	$(4,603)	$(4,015)	$(3,874)	$(5,431)

Loss per share--diluted	$(0.35)	$(0.30)	$(0.29)	$(0.41)

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (all amounts in thousands)

	March 28, 2014	September 27, 2013
	(unaudited)

Cash and cash equivalents	$23,325	$26,583
Trade accounts receivable, net	13,887	14,057
Prepaid expenses and other	6,260	6,152
Total current assets	43,472	46,792
Depreciable assets, net and other	19,548	22,170
Total assets	$63,020	$68,962

Accounts payable and accrued liabilities	$14,877	$15,317
Deferred revenues	28,192	29,780
Total current liabilities	43,069	45,097
Other	7,884	8,204
Total liabilities	50,953	53,301

Stockholders' equity	12,067	15,661
Total liabilities and stockholders' equity	$63,020	$68,962